Exhibit 23(b)


Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8, File No: 333-50389, pertaining to the Financial Consultation Agreement dated as of January 19, 1998 and the Registration Statement on Form S-8, File No: 333-62733, pertaining to the LifePoint, Inc. 1997 Stock Option Plan of our report dated May 26, 1995 with respect to the financial statements of LifePoint, Inc., included in this Annual Report on Form 10-K for the year ended March 31, 2000, filed with the Securities and Exchange Commission.

				Wolinetz, Gottlieb & Lafazan, P.C.

Rockville Centre, New York
June 27, 2000